UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – August 30, 2005

Commission File Number: 000-254888

RG GLOBAL LIFESTYLES, INC.

(Exact name of registrant as specified in its charter)

California	33-0230641
(State or jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

17751 Mitchell Avenue

Irvine, California 92614

(Address of principal executive offices, including zip code)

(949)  486-6666

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

RG GLOBAL LIFESTYLES, INC.

Section 1  Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On August 30, 2005, Aquair, Inc., a wholly-owned subsidiary of the Registrant (the “Company”) executed a Distribution Agreement (the “Agreement”) with Locke Media, a California Corporation (“Locke”).  Locke’s Vietnam representative is Conty Huynh Hoa, LLC. The Agreement provides that Locke shall be the exclusive distributor in Vietnam for the Company’s home/office model of atmospheric water generators known as the Aquair EM 10 model (the “Product”).  Locke has issued purchase orders to the Company for 90 units of the Product for September 2005 delivery, and 180 additional units of the Product for December 2005 delivery.  Under the terms of the Agreement, Locke is obligated to make minimum purchases of $2 million of the Product from the Company during the first year of the Agreement and to make an additional purchase of $2.5 million of the Product from the Company during the second year, with a final 10% increase for the third year.  All Products will be marketed and sold with the name Aquair. The term of the Agreement is for a period of two years from the date of execution with automatic renewals for one year periods thereafter, unless the Agreement is otherwise terminated pursuant to its terms.

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to this Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: September 6, 2005	RG GLOBAL LIFESTYLES, INC.

	By:	/s/ Herrie Tantono
Herrie Tantono,
Secretary and Director